As filed with the Securities and Exchange Commission on ________, 1998

                                              Commission File Number 33-________

                       SECURITIES AND EXCHANGE COMMISSION
                              450 FIFTH STREET N.W.
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            SARATOGA HOLDINGS I, INC.
               (Exact name of Registrant as specified in charter)

          TEXAS                                                 74-2896910
(State of incorporation)     (Primary Standard Industrial    (IRS Employer
                              Classification Code Number)    Identification No.)

                         301 Congress Avenue, Suite 1550
                               Austin, Texas 78701
                                 (512) 478-5717

        (Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

                                 Thomas F. Cooke
                         301 Congress Avenue, Suite 1550
                               Austin, Texas 78701
                                 (512) 478-5717
            (Name, address and telephone number or agent for service)

                  Please send copies of all communications to:
                                 J. Rowland Cook
                 Jenkens & Gilchrist, A Professional Corporation
                            2200 One American Center
                               600 Congress Avenue
                               Austin, Texas 78701
                                 (512) 499-3814

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:   AS SOON AS PRACTICABLE
AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED       PROPOSED
                                                                     MAXIMUM       MAXIMUM
                                                    AMOUNT TO BE OFFERING PRICE   AGGREGATE     AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTERED     PER SHARE.* OFFERING PRICE REGISTRATION FEE

Shares of Common Stock                                  100,000      $0.003      $   300.00         $0.0834
Outstanding Common Stock                              3,465,292      $0.003      $10,395.88**       $2.89
==================================================  ===========  ==============  ============  ================
Total                                                 3,565,292                  $10,695.88**       $2.97
==================================================  ===========  ==============  ============  ================

*   Arbitrary price as no trading market is contemplated.
**  Calculated only for purposes of calculating the Registration Fee.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determined.

[OUTSIDE FRONT COVER PAGE]

                  PRELIMINARY PROSPECTUS DATED _________, 1998,
                              SUBJECT TO COMPLETION

                            SARATOGA HOLDINGS I, INC.

                        3,565,292 SHARES OF COMMON STOCK

        Saratoga Resources, Inc., a Delaware corporation ("Saratoga"), proposes to spin off its wholly-owned subsidiary, Saratoga Holdings I, Inc., a Texas corporation (the "Company"), by distributing 3,465,292 shares of the Common Stock (the "Dividend Shares") of the Company, as a dividend to all holders of record of Saratoga stock on ____________ , 1998. On or about ___________, 1998
(or as soon thereafter as practicable), Saratoga will distribute one Dividend Share for each share of Saratoga Common Stock. The Dividend Shares, which represent approximately 92% of the issued and outstanding capital stock of the Company. The Saratoga shareholders will not be charged or assessed for the Dividend Shares and neither the Company nor Saratoga will receive any proceeds from the offering of the Dividend Shares.

        With respect to Saratoga shareholders residing in states in which the state securities laws do not permit a readily available exemption for the transfer of the Dividend Shares, Saratoga reserves the right to issue cash in lieu of Dividend Shares, at a price of $.003 per share.

        In addition, the Company proposes to sell 100,000 shares of its common stock, $0.001 par value per share (the "Common Stock"), to the public at a price of $0.003 per share (the "Shares"). The Company is selling the Shares in an effort to satisfy one of the listing requirements of Nasdaq and certain exchanges. The Shares will be sold on a best efforts basis by the Company for a 45 day period. The minimum purchase requirement per new investor is 350 Shares at an aggregate purchase price of $1.05. The Company does not intend to place any money received from the sale of the Shares into any escrow, trust or similar account.

        Neither the Nasdaq Stock Market nor any national securities exchange lists the Common Stock.

        Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that a market for such securities will develop. While the Company is selling the Shares in an effort to satisfy one of the many listing requirements of Nasdaq and certain exchanges, there are many other listing requirements which the Company does not satisfy and may not be able to satisfy in the foreseeable future.

                               ------------------

        WE URGE YOU TO READ THIS PROSPECTUS CAREFULLY SINCE IT CONTAINS INFORMATION THAT IS IMPORTANT TO YOU. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 6.
                               ------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                  PROCEEDS TO
                       PRICE TO       UNDERWRITING DISCOUNTS      THE COMPANY
                      THE PUBLIC        AND COMMISSIONS(1)      OR OTHER PERSONS
                      ----------        ------------------      ----------------

Per Share             $0.003                 $0.00                  $  0.003
Per Dividend Share    $0.000                 $0.00                  $  0.000
TOTAL                  - - -                 $0.00                  $300.000


(1) No underwriters are involved or are expected to be involved in the offer or sale of the Shares or the Dividend Shares. The Shares are offered by the officers, directors and employees of the Company on a best efforts basis. The Dividend Shares are being distributed by Saratoga as a dividend in exchange for no consideration. No selling commissions will be paid to the officers, directors or employees of the Company for Shares sold by them. See "Plan of Distribution."

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

        THE COMPANY HAS NOT APPLIED TO REGISTER THE SHARES IN ANY STATE. AN EXEMPTION FROM REGISTRATION WILL BE RELIED UPON IN THE STATES WHERE SHARES ARE SOLD AND THE SHARES MAY ONLY BE TRADED IN SUCH JURISDICTIONS AFTER COMPLIANCE WITH APPLICABLE SECURITIES LAWS. THERE CAN BE NO ASSURANCES THAT THE SHARES WILL BE ELIGIBLE FOR SALE OR RESALE IN SUCH JURISDICTIONS. THE COMPANY MAY APPLY TO REGISTER THE SHARES IN SEVERAL STATES FOR OFFER HEREUNDER OR FOR SECONDARY TRADING, HOWEVER IT IS UNDER NO REQUIREMENT TO DO SO. RATHER, THE COMPANY RETAINS THE OPTION AND ANTICIPATES THAT IT WILL PAY THE DIVIDEND IN CASH RATHER THAN IN DIVIDEND SHARES TO HOLDERS OF SARATOGA COMMON STOCK THAT RESIDE IN STATES WHICH DO NOT PROVIDE FOR AN EXEMPTION FROM STATE REGISTRATION FOR THIS OFFERING.

        THE SHARES ARE BEING OFFERED BY THE COMPANY SUBJECT TO PRIOR SALE WHEN, AS AND IF DELIVERED TO AND ACCEPTED BY THE COMPANY, AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY COUNSEL AND CERTAIN OTHER CONDITIONS. THE COMPANY RESERVES THE RIGHT TO WITHDRAW, CANCEL OR MODIFY THIS OFFERING AND TO REJECT ANY ORDER IN WHOLE OR IN PART.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement field with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER __, 1998

[INSIDE FRONT OR OUTSIDE BACK COVER PAGE]

                                   PROSPECTUS


                                TABLE OF CONTENTS
                                                                      PAGE
                                                                      ----

PROSPECTUS SUMMARY INFORMATION...........................................5

THE COMPANY..............................................................5

THE OFFERING.............................................................5

FORWARD LOOKING INFORMATION..............................................5

WHERE YOU CAN GET MORE INFORMATION.......................................6

RISK FACTORS.............................................................6

THE COMPANY.............................................................10

INFORMATION CONCERNING SARATOGA ........................................11

USE OF PROCEEDS.........................................................11

FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION.....................11
        Federal Income Tax Consequences to Shareholders.................12

DETERMINATION OF OFFERING PRICE.........................................13

PLAN OF DISTRIBUTION....................................................13
        Introduction....................................................13
        Method of Distribution and Subsequent Trading...................14

DIVIDENDS...............................................................14

CAPITALIZATION..........................................................14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATION..............................16
        Liquidity.......................................................16

THE  BUSINESS...........................................................16
        Research and Development Activities.............................17
        Compliance with Environmental Laws..............................17
        Competition.....................................................17
        Customers and Suppliers.........................................17
        Government Regulation...........................................17

        Employees.......................................................17
        Properties......................................................18

MANAGEMENT..............................................................18
        Directors and Executive Officers................................18
        Compensation of Directors and Executive Officers................18

PRINCIPAL SHAREHOLDERS..................................................19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................20

DESCRIPTION OF SECURITIES...............................................20
        Common Stock....................................................20
        Preferred Stock.................................................21
        Anti-Takeover Provisions........................................21
        Indemnification of Officers and Directors; Limitation of
         Director Liability.............................................21

SHARES ELIGIBLE FOR FUTURE SALE.........................................22

REPORTS TO SHAREHOLDERS.................................................23

TRANSFER AGENT..........................................................23

LEGAL MATTERS...........................................................23

EXPERTS ................................................................23

AVAILABLE INFORMATION...................................................25

INDEX TO FINANCIAL STATEMENTS..........................................F-1

INDEPENDENT AUDITOR'S REPORT...........................................F-2

BALANCE SHEET..........................................................F-3

NOTES TO FINANCIAL STATEMENTS..........................................F-4


Dealer Prospectus Deliver Obligation

        Until ___________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              ---------------------

                         PROSPECTUS SUMMARY INFORMATION

        Please read all of this Prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this Prospectus all important information that investors will need to make an investment decision. You should rely only on the information contained in this Prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein.


                                   THE COMPANY

        Saratoga Holdings I, Inc., a Texas corporation (the "Company"), was incorporated under the laws of the State of Texas on October 29, 1998 by Saratoga, with a view toward the sale of the Shares and the distribution of the Dividend Shares to which this Prospectus relates. The Company is in the business of purchasing portfolios of accounts receivable at a discount and of collecting such receivables or reselling them in the same or in differently configured portfolios. With respect to its first such portfolio acquired in November, 1998, the Company has retained a third party to collect its accounts receivable in exchange for a 30% commission. The Company had no predecessors and had no history prior to its date of organization. Since the date of its incorporation the Company has conducted minimal business activity other than organizational activities. The Company's present address is c/o Saratoga Resources, Inc., 301 Congress Avenue, Suite 1550, Austin, Texas 78701, telephone: (512) 478-5717.


                                  THE OFFERING

Type of Security Offered                    Common Stock, $0.001 par value per
                                             share

Number of Outstanding Shares                3,766,667 shares

Common Stock Offered For Cash               100,000 shares

Common Stock Offered as Dividend Shares     3,465,292 shares(1)

Common Stock Outstanding After Offering     3,866,667 shares(1)
-----------------------------------

(1) The Company may pay the dividend in cash instead of shares of common stock in any state which does not exempt the transfer of the Dividend Shares.

                           FORWARD LOOKING INFORMATION

        Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of results of operation or financial condition or include other "forward-looking information." Those statement are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward looking information is based on various factors and assumptions. Important factors that may cause actual results to differ from projections include, for example,

        o the success or failure of our efforts to implement our business strategy

        o our ability to collect or resell the Receivables on favorable terms

        o our ability to purchase additional portfolios of past due accounts receivable

        o      the effect of changing economic conditions

        o      our ability to attract and retain quality employees

        o other risks which may be described in our future filings with the SEC, however we do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect forward looking statements


                       WHERE YOU CAN GET MORE INFORMATION

        At your request, we will provide you, without charge, a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                             Saratoga Holdings I, Inc.
                             c/o Saratoga Resources, Inc.,
                             301 Congress Avenue, Suite 1550
                             Austin, Texas  78701
                             Telephone: (512) 478-5717

        Our fiscal year ends on December 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statement or other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov.


                                  RISK FACTORS

        The Common Stock of the Company should be considered an investment involving a high degree of risk. Factors which holders and prospective purchasers of Common Stock should weigh carefully include the following:

Lack of Operating History.    The Company was organized in October 1998.  On
                              November 12, 1998, it entered into a Purchase and Sale Agreement pursuant to which it acquired 149 accounts receivable with a total face value of $223,907.05 (the "Receivables") in exchange for $10,299.72. The Receivables were purchased without recourse or any representation as to the character, accuracy or sufficiency of the information provided to the Company by the seller of the Receivables (the "Seller"). In addition, the Company entered into a Service
                              Agreement pursuant to which the Company shall transfer the Receivables to a third party (the
                              "Agent") for collection. The Service Agreement provides that the Agent shall use reasonable efforts to collect the Receivables and authorizes the Agent to settle any of the Receivables transferred to the Agent for 50% or more of the outstanding balance. In exchange for the services provided under the Service Agreement, the Agent is entitled to retain a commission in the amount of 30% of the amount collected.

Conflicts of Interest.        Randall Johnson, the President of the Company, is
                              a shareholder, officer and director of both the Seller and the Agent. The Company may purchase additional receivables from the Seller.

Potential                     Liquidity Problems.If our shares are not listed or
                              qualified for trading on an established market, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board, which was established for securities that do not meet the Nasdaq SmallCap Market(SM) listing requirements.
                              Consequently, selling our shares would be more difficult because smaller quantities of shares could be bought and sold, transactions could be delayed, and coverage of the Company would be reduced or nonexistent. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares. See "Description of Securities."

Risks of Low Priced Shares.   If our shares are not listed on The Nasdaq
                              SmallCap Market(SM) and/or any stock exchange, they may become subject to Rule 15g-9 under the Securities Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.
                              Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell the Common Stock in the secondary market. See "Description of Securities."

Penny Stock Regulations.      The SEC's regulations define a "penny stock" to be
                              any equity security that has a market price less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. The penny stock rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC, to provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customers's account, to make a special written determination that the penny stock is suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.
                              These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As the Company's securities will be subject to the penny stock rules, investors in this offering may find it more difficult to sell their securities. If the Company's securities were subject to the existing or proposed regulations on penny stocks, the market liquidity for the Company's securities could be severely and adversely affected by limiting the ability of broker/dealers to sell the Company's securities and the ability of purchasers in this offering to sell their securities in the secondary market.

No Dividends.                 We intend to retain any future earnings to fund
                              the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future. See "Description of Securities -- Common Stock" and "Dividend Policy."

We Cannot Predict the         We are unable to predict the effect that sales
Effect of Resales.            made under Rule 144, or other sales may have on
                              the then prevailing market price of the Company's
                              Common Stock. It is likely that market sales of large amounts of these or other shares of the Company after this offering (or the potential for those sales even if they do not actually occur), will have the effect of depressing the market price of the Common Stock. See "Description of Securities -- Shares Eligible for Future Sale."

Limited Insurance.            We currently do not carry any general  liability
                              insurance, but instead rely on general liability insurance carried by the Agent. If we suffered a liability beyond the limits of or outside the scope of the Agent's insurance coverage, it could have an adverse effect on our business. The
                              Company anticipates that it will acquire general liability insurance if at any time it undertakes activities not covered by the Agent's insurance.

Control by Inside Shareholder. Giving effect to the sale of the Shares and the distribution of the Dividend Shares, Thomas F. Cooke, the sole director, chief executive officer and secretary of the Company, will be the owner of approximately 57% of the Company's Common Stock and will also control an additional 301,375 shares held by Saratoga and 150,000 shares held by its wholly-owned subsidiaries. Control of the Company's policies and proceedings will therefore rest with Mr. Cooke individually and as the sole director of the Company.

Management Inexperience.      Mr. Johnson is the sole employee of the Company
                              who has any experience with respect to the business engaged in by the Company. The loss of the services of Mr. Johnson or other members of its senior management could have a materially adverse effect on the Company. In addition, the Company may be forced to rely on consultants or outside advisors. There are no contracts or agreements or any proposal, with consultants or advisors and the Company has extremely limited funds to pay any consultants. Further, management will not be attending to the Company's affairs on a full time basis. It is estimated that management will devote approximately one-third of its time to affairs of the Company.

Competition.                  The accounts receivable management industry is
                              highly competitive. The Company competes with large national corporations in addition to many regional and local firms. Some of the Company's competitors have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. In addition, the accounts receivable management services offered by the Company, in many instances, are performed in-house. Moreover, many larger clients retain multiple accounts receivable management providers which exposes the Company to continuous competition in order to remain a preferred vendor. See "Competition."

Year 2000. If the Company's clients or significant suppliers and contractors do not successfully achieve year 2000 compliance, the Company's business and results of operations could be adversely affected, resulting from, among other things, the Company's inability to properly exchange and/or receive data.

Potential Insufficiency       The Company had initial assets totaling $11,300,
of Capital.                   of which approximately $10,300 was spent to
                              acquire the Receivables. The Company presently has no credit facilities or identifiable sources of additional capital. The Dividend Shares represent approximately 92% of the issued and outstanding capital stock of the Company. Although Thomas F.
                              Cooke will control the management of both Saratoga and the Company immediately after the dividend distribution, he has advised both companies that he plans to treat the two companies as separate, independent entities except that Saratoga has agreed to make advances of up to $20,000 on behalf of the Company for registration and distribution costs and for legal fees and other similar expenses, which advances may be reimbursed by the Company if it becomes profitable. There are no assurances that additional capital would be available or, if available, could be obtained without the issuance of additional equity securities with resultant dilution in the equity of the holders of Common Stock, or that financing could be arranged, if at all, on terms favorable to the Company.

Absence of Trading Market     There is currently no market for trading of the
                              Company's Common Stock for the Company's
                              Securities.currently and no assurance that a market will ever develop or, if established, will be maintained. The Company's Common Stock does not now, and may never, qualify for listing on a securities exchange. In the absence of an over-the-counter market in the Company's Common
                              Stock, or listing on an exchange, holders of the Common Stock will be unable to sell their Shares through normal brokerage channels and may be unable to determine the value of their securities accurately. The Company has not had any discussions with any market makers regarding participation as a market maker for the Company's securities.

Restrictions on Sales of the  Persons who are deemed "affiliates" of the Company
Company's Common Stock.       under the rules and regulations of the Securities
                              Exchange Commission may not sell shares of the Company's Common Stock they receive upon distribution of the dividend unless their Shares are sold in compliance with Rule 144 under the Act or another exemption from registration. To the knowledge of Saratoga and the Company, there is no shareholder other than Mr. Cooke and Mr. Kevin
                              Smith, a director of Saratoga, who may be deemed an affiliate of the Company by virtue of their ownership of in excess of 5% of Saratoga. See
                              "Management" and "Principal Shareholders."

Regulatory Matters.           The accounts receivable industry is regulated
                              under various federal and state statutes. In particular, the federal Fair Debt Collection
                              Practices Act (the "FDCPA") establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. The Company is also subject to the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on the Company to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

                              The accounts receivable management business is also subject to state regulation, and some states require that the Company be licensed as a debt collection company. The failure to comply with applicable statutes and regulations could have a materially adverse effect on the Company. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance.

                              The Company has contracted with the Agent to collect the Company's initial portfolio of accounts receivable and has received covenants that the Agent will comply with such.


                                   THE COMPANY

        The Company was organized in October 1998. The Company has no operations or assets other than, as of November 12, 1998, accounts receivable with a cost basis of approximately $10,300 and a face value of $223,907.05 (the "Receivables"). On November 12, 1998, the Company entered into a Purchase and Sale Agreement pursuant to which it acquired the Receivables in exchange for approximately $10,300 in cash. The Receivables were purchased without recourse or any representation as to the character, accuracy or sufficiency of the information provided to the Company by the Seller of the Receivables. In addition, the Company entered into a Service Agreement pursuant to which the Company has transferred the Receivables to a third party (the "Agent") for collection. The Service Agreement provides that the Agent will use reasonable efforts to collect the Receivables and authorizes the Agent to settle any of the Receivables transferred to the Agent for collection for 50% or more of the outstanding balance. In exchange for the services provided under the Service Agreement, the Agent is entitled to retain a commission in the amount of 30% of the amount collected.

        The Company may also participate with other entities in buying large portfolios of past-due receivables and enter into arrangements with such other companies for the collection and servicing of such accounts. The Company may also form separate entities, such as limited partnerships, through which to raise funds for the purchase of portfolios, and to engage in the collection thereof directly or by contracting such function to third parties. In addition, the Company may acquire portfolios of delinquent receivables and subdivide such receivables into two or more separate portfolios to be sold or retained for collection. The Company may also pursue merger and acquisition opportunities in the receivables collection or other industries, or enter into strategic alliances with third parties to further expand the Company's revenue base.

        Saratoga is in the business of oil and gas which is separate and distinct from the Company's business. The purpose of the spin-off of the Company is to separate the two businesses so that over time the management of each of the businesses will be able to focus solely on its own business. Another purpose of the spin-off is to provide employees of the Company with stock-based incentives which are tied solely to the Company. In addition, the Company hopes to enhance access to financing by enabling the financial community to focus on the Company.


                         INFORMATION CONCERNING SARATOGA

        Saratoga is a Delaware Corporation, which, historically has been an oil and gas company whose main focus was the development of and exploration for oil and natural gas reserves, primarily in the Gulf Coast area of the United States. In 1996, Saratoga entered into an agreement providing for the foreclosure sale of all of its assets. Pursuant to the terms of the foreclosure agreement, all of Saratoga's liabilities were settled so that Saratoga had no material liabilities going forward. Its principal asset at the time of the completion of the foreclosure consisted of approximately $1,500,000 in cash which has been available for the pursuit of new business opportunities or for other proper corporate purposes. Saratoga, as of September 30, 1998 had no material assets other than approximately $393,000 in cash and $70,000 in equipment and other assets. At September 30, 1998, the Company employed two full time employees consisting of one executive officer (the Chief Executive Officer) and an office manager.

        Saratoga is a public company and has 3,465,292 shares of common stock outstanding as of December 31, 1997. As of that date, there were 1,374 record holders of its common stock.


                                 USE OF PROCEEDS

        The Company will not receive any proceeds relating to the distribution of the Dividend Shares. However, the Company anticipates that it will receive approximately $300 in proceeds from the sale of 100,000 shares of its Common Stock, assuming an offering price of $0.003 per share. The Company anticipates that these proceeds will be used to pay offering expenses, including legal, accounting and printing, and for general working capital purposes. Since the proceeds will not be sufficient to cover all of these costs, Saratoga has agreed to bear such expenses.


               FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

        The following discussion is a summary of the material U.S. federal income tax consequences of the distribution of the Company's shares to its shareholders. However, it is not intended to be a complete discussion of all potential tax effects that might be relevant to the distribution of the Company's shares.

It also is limited to domestic non-corporate shareholders. It may not be applicable to certain classes of taxpayers, including, without limitation, corporations, nonresident aliens, insurance companies, tax-exempt organizations, financial institutions, securities dealers, and broker-dealers. Such classes of taxpayers should consult their own tax advisors regarding the tax consequences of the distribution.

        The following summary is based on laws, regulations, rulings, practice and judicial decisions in effect at the date of this Registration Statement. Legislative, regulatory, or interpretive changes, or future court decisions may significantly modify the statements made in this description. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein.
EACH SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE DISTRIBUTION OF THE COMPANY'S SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.

FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS

        Saratoga has not requested nor does it intend to request a ruling from the Internal Revenue Service as to the federal income tax consequences of the distribution. However, based on the facts of the proposed transaction, it is the opinion of management of Saratoga that the transaction will not qualify as a "tax free" spin off under Section 355 of the Internal Revenue Code of 1986, as amended. Rather, Saratoga will report the transaction as a taxable distribution to which Section 301 applies.

        The amount of the distribution for purposes of Section 301 of the Code is equal to the fair market value of the Company's Common Stock on the date of the distribution. Since the Company is a development stage company and has minimal operations, it is not expected to have earnings or profits as of the date of the distribution. Furthermore, because there is no current public market for the Company's Common Stock, the fair market value of the shares and hence the amount of the distribution will probably be minimal on the date of distribution. The net book value of the Company on the date of the distribution is expected to be approximately $0.003 per share. This is the amount that Saratoga intends to report as the taxable value of the distribution per share.

        Holders of Saratoga common stock will be taxed on the distribution as a dividend to the extent of Saratoga's consolidated current and accumulated earnings and profits, computed as of the close of the tax year which the distribution occurs. For the year ended December 31, 1997, Saratoga had no accumulated consolidated earnings and profits. Saratoga does not anticipate having any current consolidated earnings and profits for the year ending December 31, 1998. Thus, no portion of the distribution should be taxed as an ordinary dividend.

        Instead, the distribution should first reduce a shareholder's adjusted basis in his Saratoga common stock, but not below zero. If the amount of the distribution would have the effect of reducing a shareholder's adjusted basis in his Saratoga common stock below zero, the excess will be treated as a gain from the sale or exchange of property. If the Saratoga common stock is a capital asset in the hands of the shareholder, the gain will be a capital gain, either long-term or short-term depending on whether the shareholder held his Saratoga common stock for more than 12 months. The maximum federal income tax rate on long-term capital gains is 20%, while the maximum federal income tax rate on short-term capital gains is 39.6%.

        A shareholder's tax basis in the Common Stock received in the distribution will equal the fair market value of the Common Stock on the date of the distribution. The holding period for measuring a shareholder's gain or loss on a subsequent sale of the Common Stock will generally begin on the day following the date of the distribution.

        The foregoing sets forth the opinion of management of Saratoga. Saratoga will report the amount of the distribution to the Internal Revenue Service based on the net book value of the Company on the date of distribution. The Internal Revenue Service is not bound thereby and no assurance exists that it will concur with the position of management regarding the value of the stock or other matters herein discussed. Specifically, it is possible that the Internal Revenue Service may assert that a substantially higher fair market value existed for the stock on the date of distribution. If the Internal Revenue Service were to successfully assert that a substantially higher value should be placed on the amount of the distribution, the taxation of the transaction to Saratoga and its stockholders would be based on such higher value. In such event, the tax impact would increase significantly and would not be minimal. Saratoga would recognize gain to the extent the value placed on the amount of the distribution exceeded its adjusted basis in the stock (which approximates the net book value of the Company). The stockholders of Saratoga would be taxed on the amount so determined for the distribution as a dividend to the extent of any current year or accumulated earnings and profits of Saratoga and would recognize gain on the balance of the distribution to the extent it exceeded their adjusted basis in the Company's shares owned by them.

        EACH SHAREHOLDER IS URGED TO CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THE HOLDER OF THE DISTRIBUTION OF THE COMPANY'S SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGE IN THE APPLICABLE LAWS.


                         DETERMINATION OF OFFERING PRICE

        There is no market for trading the Company's securities. The initial public offering price of the Shares has been arbitrarily determined by the Company and does not bear any relationship to any valuation of the assets, book value or prospective earnings. However, the per share offering price is equal to the price paid by Saratoga for the all of the Common Stock of the Company that is currently outstanding.


                              PLAN OF DISTRIBUTION

INTRODUCTION

        The Company was incorporated in Texas on October 29, 1998 with a view toward the development of a receivables business. At that time, Saratoga purchased 3,766,667 shares of common stock from the Company for $11,300 in cash. The Board of Directors of the Company has determined that it would be beneficial to spin off 3,465,292 shares of the Company's common stock in order to pursue strategic alternatives and to position the Company for future growth. The Company's management has determined that such a transaction has the greatest potential for enhancing the competitive position of the business and thereby enhancing overall stockholder value. In addition to the distribution, the Company intends to offer an additional 100,000 authorized but unissued shares for sale to new investors.

        The Board of Directors of Saratoga has declared a stock dividend, and has authorized the distribution of the Dividend Shares subject to the effectiveness of the registration statement covering the shares to be distributed to shareholders. The terms of the distribution were arbitrarily determined and bear no relation to assets or any other criteria.

        It is expected that the Company will expend a total of approximately $________ for legal fees, printing, organization costs and other costs involved in the distribution of the Dividend Shares to the Saratoga stockholders and the sale of the Shares.

METHOD OF DISTRIBUTION AND SUBSEQUENT TRADING

        No underwriters are involved or are expected to be involved in the offer or sale of the Shares or the Dividend Shares. The Shares are offered to the public for cash by the officers, directors and employees of the Company on a best efforts basis. The Dividend Shares are being distributed by Saratoga as a dividend in exchange for no consideration. No selling commissions will be paid to the officers, directors or employees of the Company for Shares sold by them.

        Certificates representing Dividend Shares will be distributed on ____________, 1998 or as soon thereafter as practicable to holders of Saratoga common stock of record on _____________, 1998. The distribution will result in there being about 1,374 shareholders of the Company. The dividend will be distributed on the basis of one share of the Company's Common Stock for each one share of issued and outstanding Saratoga common stock. It is anticipated that Certificates representing fractional shares will not be issued. No exchange of shares, payment or other action by holders of Saratoga common stock will be required.

        A copy of this Prospectus is being mailed to each Saratoga holder of record on __________, 1998 together with stock certificates representing the Dividend Shares. Copies of this Prospectus are also being mailed to brokers and dealers who are known to trade or make a market in Saratoga common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in the Company Common Stock. However, the Company does not anticipate that an active market for the Common Stock will develop within the foreseeable future. There can be no assurance that any trading market will develop at any time.

        If the Company fails to qualify for an exemption in any state in which the Saratoga stockholders reside, the Company anticipates that, instead of distributing the Dividend Shares in such state, Saratoga may pay the dividend in cash.


                                    DIVIDENDS

        The Company has not paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future.


                                 CAPITALIZATION

        The following table shows the capitalization of the Company as of November 12, 1998 and as adjusted to reflect the results of this offering, assuming all 100,000 of the Shares are sold.

                                                                  AS OF
                                                             NOVEMBER 12, 1998
                                                         -----------------------
                                                           ACTUAL    AS ADJUSTED
                                                         ----------  -----------
Debt .................................................   $     0.00   $     0.00

Stockholder's Equity

Preferred stock, $0.001 par value, 100,000
shares authorized, none issued or outstanding ........         --           --

Common stock, $0.001 par value, 100,000,000
shares authorized, 3,766,667 issued and outstanding,
and 3,866,667 issued and outstanding as adjusted .....   $ 3,766.66   $ 3,866.67

Additional paid in capital ...........................   $ 7,533.33   $ 7,733.33

       Total Stockholder's Equity ....................   $11,300.00   $11,600.00

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

        The Company was incorporated on October 29, 1998. The Company was formed by Saratoga which currently owns 3,766,667 shares of the Company's Common Stock.

        The Company has no operations or assets other than, as of November 12, 1998, accounts receivable with a cost basis of approximately $10,300 and a face value of $223,907.05 (the "Receivables"). On November 12, 1998, the Company entered into a Purchase and Sale Agreement pursuant to which it acquired the Receivables in exchange for approximately $10,300 in cash. The Receivables were purchased without recourse or any representation as to the character, accuracy or sufficiency of the information provided to the Company by the Seller of the Receivables. In addition, the Company entered into a Service Agreement pursuant to which the Company has transferred the Receivables to a third party (the "Agent") for collection. The Service Agreement provides that the Agent will use reasonable efforts to collect the Receivables and authorizes the Agent to settle any of the Receivables transferred to the Agent for collection for 50% or more of the outstanding balance. In exchange for the services provided under the Service Agreement, the Agent is entitled to retain a commission in the amount of 30% of the amount collected.

LIQUIDITY

        The Company currently does not have any expenses other than legal and accounting. Saratoga has agreed to cover the Company's expenses for the first 12 months of its operations subject to repayment if and when the Company becomes profitable. In addition, the Company hopes that it will be able to support some of its operations though the collection of accounts receivable.


                                  THE BUSINESS

        The Company was organized in October 1998. The Company has no operations or assets other than, as of November 12, 1998, accounts receivable with a cost basis of approximately $10,300 and a face value of $223,907.05 (the "Receivables"). On November 12, 1998, the Company entered into a Purchase and Sale Agreement pursuant to which it acquired the Receivables in exchange for approximately $10,300 in cash. The Receivables were purchased without recourse or any representation as to the character, accuracy or sufficiency of the information provided to the Company by the Seller of the Receivables. In addition, the Company entered into a Service Agreement pursuant to which the Company has transferred the Receivables to a third party (the "Agent") for collection. The Service Agreement provides that the Agent will use reasonable efforts to collect the Receivables and authorizes the Agent to settle any of the Receivables transferred to the Agent for collection for 50% or more of the outstanding balance. In exchange for the services provided under the Service Agreement, the Agent is entitled to retain a commission in the amount of 30% of the amount collected.

        The Company may also participate with other entities in buying large portfolios of past-due receivables and enter into arrangements with such other companies for the collection and servicing of such accounts. The Company may also form separate entities, such as limited partnerships, through which to raise funds for the purchase of portfolios, and to engage in the collection thereof directly or by contracting such function to third parties. In addition, the Company may acquire portfolios of delinquent receivables and subdivide such receivables into two or more separate portfolios to be sold or retained for collection.

The Company may also pursue merger and acquisition opportunities in the receivables collection or other industries, or enter into strategic alliances with third parties to further expand the Company's revenue base.

RESEARCH AND DEVELOPMENT ACTIVITIES

        The Company did not spend any material amount on research or development activities during the past two years.

COMPLIANCE WITH ENVIRONMENTAL LAWS

        The Company does not believe that it will incur any material cost relating to efforts to comply with environmental laws.

COMPETITION

        The accounts receivable management industry is highly competitive. The Company competes with large national corporations in addition to many regional and local firms. Some of the Company's competitors have substantially greater resources, offer more diversified services and operate in broader geographic areas than the Company. In addition, the accounts receivable management services offered by the Company, in many instances, are performed in-house. Moreover, many larger clients retain multiple accounts receivable management providers which exposes the Company to continuous competition in order to remain a preferred vendor.

CUSTOMERS AND SUPPLIERS

        The Company does not provide goods or services. However, the Company is currently dependent upon it relationship with The Premium Group as a source of accounts receivable and the services of Premium Recoveries, Inc. for collection of accounts receivable.

GOVERNMENT REGULATION

        The accounts receivable industry is regulated under various federal and state statutes. In particular, the Company is subject to the federal Fair Debt Collection Practices Act (the "FDCPA") which establishes specific guidelines and procedures which debt collectors must follow in communicating with consumer debtors, including the time, place and manner of such communications. The Company is also subject to the Fair Credit Reporting Act which regulates the consumer credit reporting industry and which may impose liability on the Company to the extent that the adverse credit information reported on a consumer to a credit bureau is false or inaccurate.

        The accounts receivable management business is also subject to state regulation, and some states require that the Company be licensed as a debt collection company. The failure to comply with applicable statutes and regulations could have a materially adverse effect on the Company. There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company in the future or significantly increase the cost of regulatory compliance.

EMPLOYEES

        The Company currently has two employees, neither of which is full time.

PROPERTIES

        The Company has no property or office of its own. It is utilizing, without charge, the address and telephone number of Saratoga as its office. Currently there are no plans for office facilities in the future.


                                          MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

        The directors and executive officers of the Company and their respective ages and positions are as follows:

               NAME                 AGE            POSITION

        Randall B. Johnson          50             President

        Thomas F. Cooke             50             Chief Executive Officer and
                                                   Secretary

        RANDALL B. JOHNSON has served as president of the Company since its formation on October 29, 1998. In addition, since 1992, Mr. Johnson has served as the Managing Partner of Capital Analysis Partners, which, from 1992 through 1995 was in the business of making venture capital investment ranging in size from $100,000 to over $5,000,000. In 1994, Capital Analysis Partners became involved in the accounts receivable management business. In 1997, it changed its name to CAP Ventures and in 1998 to the Premium Group. Mr. Johnson continues to serve as the Managing Partner of The Premium Group. In addition, since August, 1998, Mr. Johnson has served as the Vice President of Premium Recoveries, Inc., a commercial collection agency located in Austin, Texas and a subsidiary of The Premium Group.

        THOMAS F. COOKE is the sole director, chief executive officer and the secretary of the Company. Mr. Cooke has held these positions with the Company since its formation on October 29, 1998. Mr. Cooke was one of the co-founders of Saratoga in 1990. He was a self employed independent oil and gas producer for 16 years. Mr. Cooke has served as a director of Saratoga since September of 1993, and as Chairman of the Board and Chief Operating Officer. In April of 1996, Mr. Cooke also assumed the duties of Chief Executive Officer of Saratoga. Mr. Cooke is also a principal shareholder of Saratoga.

        Both Mr. Johnson and Mr. Cooke may be deemed a "parent" or "promoter" of the Company as those terms are defined in the Rules and Regulations promulgated under the Securities Act of 1933 as amended.

        The officers hold office for a term expiring at the next annual meeting of Shareholders and upon the election and qualification of his successors. Officers serve at the pleasure of the Board of Directors of the Company until their successors are elected and qualified.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        The Company has paid no remuneration to its director or officers, other than as provided in the following paragraph, and does not anticipate the payment of remuneration, other than as provided below, until the Board of Directors determines otherwise.

        The Company has granted Mr. Johnson a three-year option to purchase 25,000 shares of the Company's common stock at an exercise price of $0.50 per share. There are no other outstanding options or warrants to purchase shares of the Company's common stock.


                             PRINCIPAL SHAREHOLDERS

        Prior to the distribution of the Dividend Shares and the sale of the Shares, Saratoga owns 100% of the issued and outstanding Common Stock of the Company. After the distribution of the Dividend Shares and sale of the Shares, Saratoga will own approximately 7.8%.

        The following table sets forth certain information regarding the beneficial ownership of the Common Stock as adjusted to reflect the distribution of the Dividend Shares and the sale of the Shares by (i) each director of the Company (ii) each Named Executive Officer, (iii) each person known or believed by the Company to own beneficially 5% or more of the Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person will have sole voting and dispositive power with respect to such shares.

    NAME OF
 BENEFICIAL OWNER             NUMBER OF SHARES    PERCENT BENEFICIALLY OWNED(1)
 ----------------             ----------------    -----------------------------

Thomas F. Cooke                  2,220,422(2)               57%

Randall B. Johnson               25,000(3)                  *

Kevin M. Smith                   238,295(4)

All Officers and Directors       2,245,422                  58%
as a Group
----------------------

* Less than 1%

(1) Shares of Common Stock that are not outstanding but that can be acquired by a person within 60 days upon exercise of an option or similar right are included in the number of shares beneficially owned and in computing the percentage for such person but are not included in the number of shares beneficially owned and in computing the percentage for any other person.

(2) Includes 109,148 shares of Common Stock beneficially owned by June Cooke, the spouse of Mr. Cooke.

(3) Consists of immediately exercisable options to purchase 25,000 shares of Common Stock.

(4) Includes 20,000 shares of Common Stock beneficially owned by Sandra Smith, the spouse of Mr. Smith. Mr. Smith is a director of Saratoga but not of the Company. His address is 2000 Dairy Ashford, Suite 410, Houston, Texas 77077.

                        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. Cooke and Mr. Johnson may be considered promoters for purposes of the securities laws.

        The Company is a wholly owned subsidiary of Saratoga. Mr. Thomas Cooke, the Chief Executive Officer, Secretary and sole director of the Company is also the President and holder of a majority of the shares of Saratoga. Saratoga purchased 3,766,667 shares of the Company on or about November 12, 1998 at a price of $0.003 per share.

        Mr. Randall B. Johnson, the President of the Company is also the Managing Partner, an officer, director and a shareholder of The Premium Group ("Premium") and Premium Recoveries, Inc. ("Premium Recoveries"). The Company purchased the Receivables from Premium pursuant to the terms of that certain Purchase Agreement dated November 12, 1998 between the Company and Premium pursuant to which the Company purchased the Receivables which have a face value of $223,907.05 in exchange for approximately $10,300 in cash. In addition, the Company entered into that certain Services Agreement also dated November 12, 1998 with Premium Recoveries pursuant to which Premium Recoveries will use its reasonable efforts to collect the Receivables in exchange for a commission equal to 30% of the amount collected. In addition, the Company has granted to Mr. Johnson a three-year option to purchase 25,000 shares of the Common Stock for $0.50.


                            DESCRIPTION OF SECURITIES

        The authorized capital stock of the Company consists of 100,000,000 of Common Stock, $0.001 par value and 100,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

        The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders voting with the holders of the Company's preferred stock as a single class, except where class voting is required by the Texas Business Corporation Act (the "TBCA") or by a Certificate of Designation adopted by the Board of Directors. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the combined number of outstanding shares of Common Stock and the Company's preferred stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares issued in the offering will be, when issued and paid for, fully paid and nonassessable.

PREFERRED STOCK

        There are 100,000 shares of undesignated preferred stock authorized and no shares of preferred stock issued or outstanding.

ANTI-TAKEOVER PROVISIONS

        Certain provisions of the Company's Articles of Incorporation and Bylaws, and the indemnification agreements with directors and officers of the Company may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.

        Pursuant to the Company's Articles of Incorporation, the Company's Board of Directors may issue additional shares of common stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of Common Stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company's Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by the President or Board of Directors or 10% or more of the voting stockholders.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; LIMITATION OF DIRECTOR LIABILITY

        The Company has entered or proposes to enter into indemnification agreements with all of its directors and executive officers, which, among other things, indemnify directors of the Company against liability arising from shareholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change of control of the Company. The Company's Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for payment of dividends or acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in the Company's Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the offering, the Company will have outstanding 3,866,667 shares of Common Stock. The 3,465,292 Dividend Shares distributed to the holders of Saratoga common stock and the 100,000 shares sold in the offering will be freely tradeable in the public market without restriction or further registration under the Securities Act, except for any shares acquired by "affiliates" of the Company as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act. The remaining 301,375 outstanding shares of Common Stock of the Company (the "Restricted Shares") to be held by Saratoga following this offering are deemed to be "restricted securities" within the meaning of Rule 144 and may be publicly resold only if registered under the Securities Act or sold in accordance with an eligible exemption from registration, such as Rule 144. All of the Restricted Shares will be available for resale in the public market commencing on or about November 12, 1999, subject to certain volume and other restrictions under Rule 144.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate of the Company, who beneficially owns "restricted securities" acquired from the Company or an affiliate of the Company at least one year prior to the sale is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock, and (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of such sale is filed with the Securities and Exchange Commission (the "Commission"), provided certain manner of sale and notice requirements and requirements as to the availability of current public information concerning the Company are satisfied. Under Rule 144(k), a person who has not been an affiliate of the Company for a period of three months preceding a sale of securities by him, and who beneficially owns such "restricted securities" acquired from the Company or an affiliate of the Company at least two years prior to such sale, would be entitled to sell such shares without regard to volume limitations, manner of sale provisions, notification requirements or requirements as to the availability of current public information concerning the Company. Shares held by persons who are deemed to be affiliates of the Company, including any shares acquired by affiliates in the offering, are subject to such volume limitations, manner of sale provisions, notification requirements and requirements as to the availability of current public information concerning the Company, regardless of how long the shares have been owned or how they were reacquired. In addition, the sale of any "restricted securities" beneficially owned by an affiliate of the Company and not registered pursuant to this offering is subject to the one-year holding requirement of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

        The Company has outstanding non-statutory options to purchase an aggregate of 25,000 shares of Common Stock, all of which are exercisable as of the date of this Prospectus. Shares of Common Stock issued pursuant to options may be subject to Rule 144.

        Prior to the offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the

Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

        Saratoga currently holds all of the issued and outstanding Common Stock of the Company. The Company has not paid or declared any cash dividends with respect to its Common Stock.


                             REPORTS TO SHAREHOLDERS

        The Company will furnish record holders of the Company's Common Stock annual reports containing audited financial statements of the Company, the first of which will relate to its fiscal year ending December 31, 1999. The Company may also furnish record holders of Common Stock unaudited quarterly reports, the first of which will relate to the fiscal quarter during which the Company commences active operations.


                                 TRANSFER AGENT

        The Transfer Agent and Registrant for the Common Stock is Chase Mellon.


                                  LEGAL MATTERS

        Jenkens & Gilchrist, A Professional Corporation, 600 Congress Avenue, Suite 2200, Austin, Texas 78701 has acted as legal counsel to Saratoga and the Company in connection with this Prospectus and related matters.

                                     EXPERTS

        The financial statements of the Company included in this Prospectus have been examined by Hein + Associates, LLP, Certified Public Accountants, and are included in reliance upon the authority of that firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

        The Company does not presently file reports and or any other information with the Securities and Exchange Commission (the "Commission"). However, following completion of this Offering, the Company intends to furnish its stockholders with annual reports containing audited financial statements examined and reported upon by its independent public accounting firm and such interim reports, in each case as it may determine to furnish or as may be required by law. After the effective date of this Offering, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith will file periodic reports and other information with the Commission.

        Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 and at certain of the Commission's regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained upon written request addressed to the Commission, Pubic Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site on the Internet (http://www.sec.gov) that contains reports and other information regarding issuers that file Electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Company has filed, through EDGAR, with the Commission a registration statement on Form SB-2 (herein together with all amendments and exhibits referred to as the 'Registration Statement') under the Act of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information reference is made to the Registration Statement.

        This Prospectus contains information concerning the Company as of November __, 1998. The delivery of this Prospectus at any time does not constitute a representation that the information contained herein is correct as of any other date, and the delivery of this Prospectus shall not imply that there has been no change in the business or affairs of the Company since that date. No dealer, salesman or other person has been authorized to furnish information or to make any representations other than as set forth in this Prospectus. If furnished or made, such information or representation must not be relied upon as having been authorized by Saratoga or the Company.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT ......................... F-2

BALANCE SHEET ............................................................. F-3

NOTES TO THE FINANCIAL STATEMENTS ......................................... F-4

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Saratoga Holdings I, Inc.
301 Congress, Suite 1550
Austin, Texas 78701


We have audited the balance sheet of Saratoga Holdings I, Inc. as of November 12, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Saratoga Holdings I, Inc. as of November 12, 1998 in conformity with generally accepted accounting principles.



/s/ HEIN + ASSOCIATES, LLP
    HEIN + ASSOCIATES, LLP

Houston, Texas
November 20, 1998

                            SARATOGA HOLDINGS I, INC.
                                  BALANCE SHEET
                                  -------------


                                November 12, 1998


                                     ASSETS
                                     ------

ASSETS

        Current Assets - Cash .......................................    $ 1,000
        Investment in past due trade receivable .....................    $10,300
                                                                         -------

TOTAL ASSETS ........................................................    $11,300
                                                                         -------



                       LIABILITIES AND STOCKHOLDER EQUITY
                       ----------------------------------


STOCKHOLDERS EQUITY

        Preferred stock, par value $.001
               100,000 shares authorized, none outstanding ..........       --
        Common stock par value $.001
               100,000,000 shares authorized
               3,766,667 shares issued and outstanding ..............      3,766
        Additional paid in capital ..................................      7,533
        (Deficit) accumulated during the
        development stage ...........................................        -0-
                                                                         -------

TOTAL STOCKHOLDERS EQUITY ...........................................    $11,300
                                                                         -------




The accompanying notes are an integral part of this financial statement.

                            SARATOGA HOLDINGS I, INC.
                           (A WHOLLY OWNED SUBSIDIARY)
                          NOTES TO FINANCIAL STATEMENT

Note 1:        ORGANIZATION AND NATURE OF OPERATIONS

               Saratoga Holdings I, Inc., a Texas corporation, is a wholly owned subsidiary of Saratoga Resources, Inc. As of November 12, 1998, the Company has no operations other than those related to a portfolio of past due account receivables purchased on November 12, 1998.

               On November 12, 1998, Saratoga Resources, Inc., the parent company of Saratoga Holdings I, Inc., purchased 3,766,667 shares of Saratoga Holdings I, Inc.'s common stock for $11,300. It is the intention of Saratoga Resources, Inc. to register 3,465,292 of those shares with the Securities and Exchange Commission and to distribute them to the stockholders of Saratoga Resources, Inc. in the form of a dividend. The Company is also offering 100,000 shares of common stock to the public on a best efforts basis, at $0.003 per share.

Note 2:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               ACCOUNTING POLICIES

               Saratoga Holdings I, Inc.'s accounting policies conform to generally accepted accounting principles. Significant policies followed are described below.

               ACCOUNTING ESTIMATES

               Preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates, and assumptions that affect the amounts reported in this financial statement. Actual results could differ from those estimates.

Note 3:        INVESTMENT IN PAST DUE ACCOUNT RECEIVABLES

               On November 12, 1998, the Company acquired a portfolio of past due account receivables for approximately $10,300. These receivables represent amounts previously due various major retail businesses arising from the sale of various consumer products. The face amount of these receivables totals $223,907. The ultimate collection of these receivables will depend on a variety of factors, many of which are outside the Company's control.

Note 4:        PREFERRED STOCK

               The Company may issue preferred stock in one or more series which will have such designations, preferences, limitations and relative rights as authorized by the Board of Directors.

Note 5:        STOCK OPTIONS

               The Company issued an option to an officer to acquire 25,000 shares of its Common Stock at $0.50 per share. The option, which was unexercised as of November 12, 1998, expires in 2001.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. The Registrant's articles of incorporation and bylaws allow indemnification of directors and officers to the full extent permitted by said provisions of the TBCA. The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

        A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlement, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

        Reference is also made to the articles of incorporation, which limit or eliminate a director's liability for monetary damages to the Registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute. The Registrant's Bylaws further provide that the Registrant shall indemnify its officers and directors to the fullest extent permitted by law.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Following are the estimated expenses which will be incurred by the Company with respect to the distribution of the Dividend Shares and the sale of the Shares. Of the total $__________, in estimated expenses, Saratoga, as the selling shareholder, has agreed to $_________ of such expenses.

Securities and Exchange Commission Registration Fee.................$    100.00
Printing and Engraving..............................................$   ____.00
Fees of Transfer Agent..............................................$   ____.00
Legal Fees and Expenses.............................................$   ____.00
Accountant's Fees and Expenses......................................$   ____.00
Miscellaneous.......................................................$       .00
                                                                    $       .00

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES

        Since inception, the Registrant has sold the following securities which were not registered under the Securities Act.

1. On November 12, 1998, the Company issued 3,766,667 shares of Common Stock to Saratoga for a total cash price of $11,300. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act.

2. Also on November 12, 1998, the Company granted an three-year option to its President to acquire 25,000 shares of the Company's Common Stock at an exercise price of $0.50 per share. This transaction was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701 thereunder.

ITEM 27.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1            Certificate of Incorporation
  3.2            Bylaws
 *5.1            Opinion of Jenkens & Gilchrist, a Professional Corporation
  10.1           Purchase and Sale Agreement dated effective November 12, 1998 between the Company and The Premium Group
  10.2           Service Agreement dated as of November 12, 1998 between the
                  Company and Premium Recoveries, Inc.
 *23.01          Consent of Jenkens & Gilchrist, a Professional Corporation -
                  Contained in Exhibit 5.1
  23.02          Consent of Hein + Associates, LLP
  27             Financial Data Schedule

----------------
 * TO BE FILED BY AMENDMENT

ITEM 28.       UNDERTAKINGS

               The undersigned registrant hereby undertakes:

               A. To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

               (i)  To include any Prospectus required by Section 10(a) (3) of the Securities Act of 1933.

               (ii) To include in the Prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

               B. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               C. To remove from registration by means of post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

               D. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provisions, by-laws, contract, arrangements, statute or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               E. Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the commission heretofore or hereafter duly adopted pursuant to authority conferred in that Section.

               F. The undersigned Registrant hereby undertakes to provide at the Closing, certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that he has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas on the 24th day of November, 1998.


                                            SARATOGA HOLDINGS I, INC.



                                            By: /s/RANDALL B. JOHNSON
                                             Randall B. Johnson, President


        In accordance with the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.



/s/RANDALL B. JOHNSON      President                           November 24, 1998
Randall B. Johnson


/s/THOMAS F. COOKE         Chief Executive Officer, Secretary  November 24, 1998
Thomas F. Cooke             and Director (Principal Accounting
                            and Financial Officer)